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Exhibit 10.51


                            SECOND AMENDMENT TO
                     MANAGEMENT AND LICENSE AGREEMENT


      This SECOND AMENDMENT TO MANAGEMENT AND LICENSE AGREEMENT (this "Amendment") is made and entered into by SHELLS SEAFOOD RESTAURANTS, INC., a Florida corporation (the "Manager"), and SHELLS OF NORTH TAMPA, INC., a Florida corporation (the "Owner").

      WHEREAS, the Manager and the Owner desire to amend the Management and License Agreement dated effective July 28, 1993, as amended (the "Management Agreement");

      NOW, THEREFORE, in consideration of the mutual obligations contained herein, the parties hereto agree as follows:

      Paragraph 1. Amendment. Section 1.02(c) of the Management Agreement shall be amended in its entirety to read as follows:

      "(c) Management and License Fee: The Management and License Fee shall be equal to four percent (4%) of Gross Sales (as defined below); provided, however, that the Management Fee shall be increased to five percent (5%) of Gross Sales when the Owner's "adjusted cash flow" for any fiscal quarter or three consecutive fiscal months is at least eighty percent (80%) of adjusted cash flow for the same accounting period from fiscal year ended January 2, 2000, as set forth on Exhibit A (the "First Benchmark"); and provided, further, that the Management and License Fee shall be increased to six percent (6%) of Gross Sales when Owner's adjusted cash flow for any fiscal quarter or three consecutive fiscal months is at least ninety percent (90%) of adjusted cash flow for the same accounting period from fiscal year ended January 2, 2000, as set forth on Exhibit A (the "Second Benchmark"). Once the Owner's Management and License Fee is increased to five percent (5%) or six percent (6%) as described above, the Management and License Fee shall not be adjusted downward even if adjusted cash flow subsequently decreases below the First Benchmark or the Second Benchmark, as applicable.

      The term "adjusted cash flow" shall mean net income (loss) of the Owner as set forth on its monthly Statement of Operations adding back special disbursements (as defined below) and the amounts recorded in the line items reflected on the Statement of Operations under the captions "Depreciation/Amortization," "Gain/Loss sale of assets," "Management Fees," "Other Owner Benefits," "Interest Expense," and "Legal and Professional." The term "special disbursements" shall mean (i) bonuses, salary increases, or other compensation or benefits authorized and paid by the Owner to any manager or employee of the Owner which are outside the scope of the compensation and incentive policies of
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      the Manager and (ii) payments, charges, or credits by the Manager or
      Owner outside the ordinary course of business, unless such payments, charges, or credits are otherwise approved by the Manager and the Owner. The term "ordinary course of business" shall mean the ordinary course of the Owner's seafood restaurant business consistent with its past custom and practice (including with respect to quantity and frequency)."

      Paragraph 2. Ratification. In all other respects, the Management Agreement is ratified and confirmed.

      IN WITNESS WHEREOF, the parties hereto have executed to this Amendment effective as of the 4th day of October, 2001.


                                          MANAGER:

                                          SHELLS SEAFOOD RESTAURANTS,
                                          INC., a Florida corporation
                                          By: /s/
                                          David Head
                                          President


                                          OWNER:

                                          SHELLS OF NORTH TAMPA, INC.,
                                          a Florida corporation
                                          By: /s/
                                          E. F. Congdon
                                          President

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